CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 28, 2022, relating to the financial statements and financial highlights of Reinhart Mid
Cap PMV Fund and Reinhart Genesis PMV Fund, each a series of Managed Portfolio Series, for the year ended May 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
September 26, 2022